Exhibit 10.3

DATED [•], 2005

(1) CLS REMY COINTREAU

and

(2) CENTRAL EUROPEAN DISTRIBUTION CORPORATION

and

(3) BOLS Sp. z.o.o.

DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made on [•], 2005

BETWEEN:

(1)	CLS Rémy Cointreau, a company registered under the laws of France, whose registered office is at 21 Boulevard Haussmann, 75009 Paris, France (the “Supplier”);

(2)	Central European Distribution Corporation, a company registered under the laws of Delaware, whose registered office is at Two Bala Plaza, Suite 300, Philadelphia, United States of America (the “Guarantor”); and

(3)	Bols S.p. z.o.o., a company registered under the laws of Poland whose registered office is at [•], (the “Distributor”).

WHEREAS:

(A)	The Distributor carries on the business of distributing and selling wines and spirits within the Market (as defined below), and is also involved in certain marketing activities.

(B)	The Supplier wishes to appoint the Distributor as exclusive distributor for the promotion and sales of the Stocks under the Brands (as defined below) in the Market, on the terms and subject to the conditions of this Agreement.

(C)	The Guarantor has agreed to guarantee the performance by the Distributor, a subsidiary of the Guarantor, of its obligations under this Agreement.

WHEREBY IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions bear the meanings respectively set out below:

“Affiliate” means a Subsidiary or Holding Company of a party and a Subsidiary of any such Holding Company;

“Arbitral Tribunal” has the meaning set out in Clause 19.2;

“Brand Manager” means a person employed by the Distributor full time to manage the promotion, distribution and sale of the Stocks;

“Brands” means the trade marks listed in Schedule 1 (as may be varied from time to time by the Supplier), and “Brand” means any one of them;

“Business Day” means any day (other than a Saturday or Sunday) on which banks generally are open for business in the principal place of business of the Supplier and in the Market;

“CEDC Group” means the Guarantor and any subsidiary of the Guarantor from time to time;

“Change of Control” means, in relation to the Distributor, if the Distributor becomes a (direct or indirect) subsidiary of any third party;

“Delivery” has the meaning set out in Clause 5.2;

“Depletions” has the meaning sales made for value on an arms length basis by the Distributor to wholesale or retail customers of the Distributor (but excluding sales made on a sale or return or similar basis and excluding any returns accepted by the Distributor).

“Disclosing Party” has the meaning set out in Clause 16.2;

“Dispute” has the meaning set out in Clause 19.2;

“Effective Date” means the date of this Agreement;

“Force Majeure” means, in relation to any party, any circumstances caused by an unpredictable and unavoidable event such as act of God, act or regulation of any governmental or supra-national authority, war or national emergency, accident, epidemic, fire, flood, riot, strike, lock-out, or other form of industrial action;

“Holding Company” means any company which has one or more subsidiaries and such company shall be deemed to be the holding company of such subsidiaries;

“Intellectual Property Rights” means all inventions, patents, registered designs, design rights, database rights and copyrights, know-how, internet names, domain names, email address names, business names, trade marks, trade dress, logos, colour schemes and other source identifiers (whether registered or not) and the goodwill therein and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist in the Market whether owned by or licensed to the Supplier which relate to the Brands, Stocks, Promotional Material or other material ;

“Minimum Target” has the meaning set out in Clause 3.5.1;

“Market” means Poland;

“Marketing Plan” means a plan for sales, advertising and promotional activity relating to the Brands as set in Schedule 3 and amended from time to time (but in any event not more than once a year) by the parties;

“Net Sales” means sales at list price less duties and taxes, less all on-invoice discounts (excluding early payment discounts), less all off-invoices discounts (e.g. turnover discounts);

“Promotional Material” means any labels, labelling, packaging, advertisements, marketing materials and associated or accompanying literature and documentation relating to the Brands or Stocks delivered by the Supplier to the Distributor;

“Representative” has the meaning set out in Clause 16.1;

“Stocks” means the bottled or cased volumes of wines and/or spirits which are marketed, distributed and sold by the Distributor under the Brands (as may be varied from time to time in accordance with the provisions of Clause 9), and “Stock” means any one of them;

“subsidiary” means a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

(i)	holds a majority of the voting rights in it;

(ii)	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(iii)	is a member or shareholder of it and controls alone or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(iv)	has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

“Term” means the period commencing on the Effective Date and terminating on the date specified in Clause 12; and

“Year” means the period of 12 months from the Effective Date and each consecutive period of 12 months thereafter during the period of the Agreement.

1.2	Unless the context otherwise requires, any reference in this Agreement to:

1.2.1	a clause, sub-clause or Schedule is to a clause, sub-clause or Schedule, as the case may be, of or to this Agreement;

1.2.2	this Agreement includes the Schedules;

1.2.3	the singular shall be deemed to include the plural and vice versa;

1.2.4	any one gender shall be deemed to include the other genders; and

1.2.5	any provision of a statute shall be construed as a reference to that provision as amended, modified, re-enacted or extended from time to time.

1.3	The headings in this Agreement are for ease of reference only and shall not affect the construction of this Agreement.

1.4	Any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept shall in respect of any jurisdiction other than England be interpreted to mean the nearest and most appropriate analogous term to the English legal term in the legal language of that jurisdiction as the context reasonably requires so as to produce as nearly as possible the same effect in relation to that jurisdiction as would be the case in relation to England.

2.	TERMS OF APPOINTMENT

2.1	The Supplier hereby appoints the Distributor, which accepts such appointment, as exclusive importer and distributor to import and distribute the Stocks for resale within the Market on the terms of this Agreement.

2.2	The Supplier shall not, during the continuance of the Distributor’s appointment as distributor pursuant to this Agreement, appoint any agent or other distributor for the sale of the Stocks within the Market.

2.3	During the continuance of the Distributor’s appointment as exclusive distributor pursuant to this Agreement, the Supplier shall not actively supply or sell and shall procure that no Affiliates shall actively supply or sell Stocks directly to any customer within the Market and the Supplier shall use reasonable endeavours to ensure that any distribution contract entered into by the Supplier or its Affiliates shall incorporate clauses which prevent the counterparty to such contract from actively selling the Brands into the Territory.

2.4	Nothing in this Agreement shall:

2.4.1	give the Distributor any right or remedy against the Supplier if any Stocks are sold within the Market by any third party without the co-operation of the Supplier; or

2.4.2	entitle the Distributor to any priority of supply in relation to Stocks as against the Supplier, other distributors, agents or customers.

2.5	The Distributor shall distribute the Stocks within the Market for as long as this Agreement is effective and in force.

2.6	The Supplier shall not be under any obligation to maintain, control or own any of the Brands, or to continue the production of Stocks, and shall be entitled from time to time to make such alterations as it may think fit to the specifications of any of the Stocks. The Supplier shall have no liability to the Distributor should it dispose of control or ownership, or not maintain, any of the Brands or discontinue or reduce the sale or production of Stocks or alter the specifications thereof.

3.	OBLIGATIONS OF DISTRIBUTOR

3.1	Appointment of agents and sub-distributors

The Distributor may, in the case of any agent or sub-distributor which is not a member of the CEDC Group, following written notification to the Supplier, appoint one or more agents or sub-distributors in the Market for the distribution of the Stocks, provided that:

(i)	the Distributor may not appoint a single agent or sub-distributor (other than a member of the CEDC Group) in respect of a material part of the Market; and

(ii)	the Distributor remains entirely responsible to the Supplier for all acts of such agents or sub-distributors.

3.2	Exclusivity of Purchase

The Distributor shall purchase all of its requirements of Stocks for resale in the Market exclusively from the Supplier.

3.3	Competition

The Distributor shall not:

3.3.1	actively sell any Stocks to or solicit any customers outside the Market;

3.3.2	establish any branch or maintain any distribution depot outside the Market for the sale of Stocks of the Supplier; or

3.3.3	provided that such prohibition does not contravene any applicable law in the Market, produce, manufacture, sell, distribute, deal in or be the agent for any brand or product competing with any Rémy Martin, Cointreau or any champagne or liqueur brand owned by the Supplier or one of its Affiliates, unless expressly authorized in writing by the Supplier.

3.4	Advertising and Promotion

3.4.1	Unless the Supplier in its sole discretion decides otherwise, advertising and promotion in respect of each Stock shall be developed jointly by the Supplier and the Distributor.

3.4.2	The initial Marketing Plan for the year ending [•] 2006 is set out in Schedule 3. The volume sales target by Brand for the five years ending [•] are set out in Schedule 4. Only the sales targets by Brand set out in Schedule 5 in respect of the three years ending [•] shall be binding on the Parties. The sales targets set out in Schedule 4 in respect of the two years ending [•] are merely provided on an indicative basis only.

3.4.3	Subsequent Marketing Plans shall be prepared annually. On or before 1 February of each calendar year (unless otherwise agreed) the Distributor shall submit a draft Marketing Plan to the Supplier in the form set out in Schedule 3 for the latter’s review and acceptance. Such plan shall outline sales volumes, market share objectives, pricing strategy for the Brands for the relevant year as well as sales, merchandising and promotional strategies and tactics and budget to achieve them. The plan shall be submitted in the form used by the Supplier and set out in Schedule 3 (which form of Schedule may be revised by the Supplier from time to time). The budget shall be based on projected depletions during the Distributor’s financial year which runs from [•] to [•].

3.4.4	If despite good faith efforts, the parties cannot reach an agreement concerning the volume sales target applicable to any Brand in respect of any year in any subsequent Marketing Plan, then the volume sales targets applicable to that Brand in the immediately preceding year shall apply after being revised upwards take into account the increase in inflation as officially published by the Polish Government between the previous financial year and the year in dispute.

3.4.5	Since the volume sales targets set out in each Marketing Plan are regarded as a major clause of this Agreement, the failure of the Distributor to reach at least 80% of the volume sales targets for any Brand (the “Minimum Target”) in respect of any Brand during two (2) consecutive years shall entitle the Supplier to terminate this Agreement in respect of such Brand in accordance with Clause 13.

3.4.6	All costs incurred by the Distributor in accordance with Clause 3.4.1 and related to the advertising and promotion of the Stocks shall be borne by the Supplier and the Distributor in such ratio as they may agree in writing from time to time.

3.4.7	The Supplier may at all times, and subject always to prior notice, have access to the Distributor’s appropriate evidence justifying the validity and status of any requests for reimbursement of any costs incurred by the Distributor in accordance with Clause 3.4.5.

3.4.8	The Distributor shall during the term of this Agreement use its best endeavours to promote the Brands and Stocks and increase sales of the Stocks in the Market.

3.5	Stocks

3.5.1	During the continuance of this Agreement the Distributor shall maintain:

at all times maintain such minimum amounts of Stocks as shall enable the Distributor to meet the expected demand for the immediately following [45] days as based on the most recent sales forecast;

OR

sufficient Stocks in order to enable the Distributor to meet expected demand in the Market for the following three months from time to time;

3.5.2	sufficient and proper insurance cover for the Stocks with a reputable insurance company and produce to the Supplier on reasonable prior written notice full particulars of that insurance and the payment of the relevant premiums;

3.5.3	Promotional Material sufficient to promote and maximize sales of Stocks in the Market; and

3.5.4	properly store the Stocks in suitable conditions, provide appropriate security arrangements for such Stocks, and supply only those Stocks which are both in good condition and within their shelf life. The Distributor undertakes to use the FIFO storage method at all times.

3.6	Sales Objectives and Sales Personnel

3.6.1	During the continuance of this Agreement the Distributor shall at all times ensure that it employs or has otherwise available a sufficient number of sales personnel who are able to effectively market and supply Stocks to customers and potential customers and provide a high level of after sales services throughout the Market. Distributor shall notify the Supplier and its representatives of any reduction of more than 25 (twenty five)% in either (1) the Distributor’s sales of all products sold by it (including the Stocks) over twelve months or (2) the number of people employed within the sales force of the CEDC Group to promote the Brands and Stocks within 5 days of any such reduction taking place provided that the employment of such persons by another member of the CEDC Group who continue to perform such functions shall not constitute a reduction for these purposes.

3.6.2	Notwithstanding the above provisions the Distribution hereby undertakes to the Supplier at all times to maintain at least its existing coverage of the on-trade and to maintain a proper presence for the Brands in the on-trade.

3.6.3	Distributor shall at its cost appoint and maintain a Brand Manager. The Brand Manager must have previously been approved in writing by the Supplier (such approval not to be unreasonably withheld or delayed).

3.7	Compliance with Laws, Licenses etc.

The Distributor shall:

3.7.1	be responsible for obtaining, paying for and maintaining in force all licences, consents, permits and approvals of all regulatory authorities whatsoever which are or may be necessary or advisable in connection with the carrying out by the Distributor of any of its obligations pursuant to this Agreement; and

3.7.2	comply with all applicable laws and regulations relating to the importation, transportation, distribution, storage, marketing, offer for sale and sale of the Stocks within the Market, save where such laws or regulations relate solely to the nature or method of manufacture, packaging or labelling of Stocks and the Distributor shall notify the Supplier of any changes or proposed changes that are made or proposed from time to time in such laws relating to the nature or method of production, packaging or labelling of Stocks within the Market as soon as reasonably practicable after the fact of the change or proposed change comes to the attention of the Distributor.

3.8	Reporting

The Distributor shall:

3.8.1	create and maintain an up-to-date list of (1) its twenty largest customers (outside the CEDC Group) and (2) each customer which is a CEDC Group Company, in each case showing the volumes and Net Sales of Stocks of each Brand sold to each customer or CEDC Group Company of within the Market and shall, at the request of the Supplier, supply the Supplier with a copy of that list;

3.8.2	keep the Supplier regularly informed of the progress and development and likely future development of the market for the Stocks in the Market and shall, without prejudice to the generality of the foregoing, inform the Supplier, immediately upon becoming aware of:

(A) the entry into the Market of any product competing with any Stock; and/or

(B) the activities of any of the Supplier’s competitors that might affect sales of Stocks within the Market;

3.8.3	The Distributor shall provide the Supplier with:

(a) monthly statements showing Depletions by Brand;

(b) monthly statements showing Depletions by stock-keeping unit;

(c) monthly statements showing Depletions by channel and numeric distribution of all Products;

(d) monthly statements showing Depletions to all key off-premise accounts; and

(e) information reasonably requested by the Supplier including but not limited to customer statistics;

3.8.4	The Distributor shall provide the Supplier at the end of each quarter with a statistical appraisal of the prices paid by customers (provided that the Distributor shall at all times remain free to determine such prices) and such other market and sales related information as the Supplier may reasonably require, including Stocks in respect of each of the Brands, and including a survey of orders outstanding at the end of such quarter;

3.8.5	upon request by the Supplier, send to the Supplier as soon as is reasonably practicable such details of future sales and stocks and other statistical forecasts as the Supplier may reasonably require for budgetary purposes and for planning future production;

3.8.6	inform the Supplier of all complaints relating to the Stocks and provide the Supplier with all relevant available evidence and other information relating thereto and forward to it at its expense for examination representative samples of the Stocks in respect of which complaints have been made together with full identification of such Stocks including product reference numbers;

3.8.7	keep accurate and separate records and accounts in respect of all its purchases from the Supplier, and the sale to customers, of Stocks;

3.8.8	inform the Supplier of any significant change in the Distributor’s ownership or in its control or any change in its organisation or method of doing business which may affect the Distributor’s performance of its obligations under this Agreement; and

3.8.9	meet with a representative of the Supplier upon its reasonable request for the purposes of discussing or reviewing any of the foregoing.

3.9	Other

The Distributor shall:

3.9.1	clearly indicate that it is acting at all times on its own behalf as principal and shall in no circumstances expressly or impliedly do any act or thing which may cause it to be taken by third parties to be an agent of the Supplier;

3.9.2	not make any representation nor give any warranty in relation to the Stocks or Brands unless the same is either in the Supplier’s standard form or in advertising material which has been supplied by the Supplier or has been previously approved in writing by the Supplier; and

3.9.3	not engage in any conduct, which is prejudicial to the Brands.

4.	OBLIGATIONS OF THE SUPPLIER

4.1	The Supplier shall at its own cost (unless otherwise agreed pursuant to Clause 3.4.3) supply the Distributor with advertising material, specifications and other information relating to the Brands and Stocks in order to assist the Distributor as may reasonably be necessary to comply with its obligations under this Agreement. Such material, specifications and information shall not contain any restriction, either direct or indirect, as to the price at which the Distributor may resell Stocks.

4.2	The Supplier may at its own cost (unless otherwise agreed pursuant to Clause 3.4.3) provide employees of the Distributor with training in the sales and marketing of Stocks as it, after consultation with the Distributor, may consider appropriate to assist the Distributor in complying with its obligations under this Agreement. The content and duration of such training shall be determined by the Supplier after consultation with the Distributor.

5.	TERMS OF SALE

5.1	Orders

5.1.1.	By the 10th working day of every calendar month the Distributor shall send to the Supplier a rolling purchasing forecast for the next 6 months detailing per Brand the details of both future sales and Stocks.

5.2.2	The Distributor shall periodically submit to the Supplier, in writing, orders for specified quantities of certain Stocks. The Supplier shall within [•] days after receipt of a written order advise the Distributor in writing and at its sole option of its acceptance or rejection of the order. In the case of any rejection of an order the Supplier shall be required to provide reasonable evidence to the Distributors of the basis upon which such rejection was made. Upon acceptance by the Supplier of an order submitted by the Distributor, the order shall become a binding contract between the Supplier and the Distributor.

5.2	Deliveries

The Supplier shall deliver the Stocks Ex Works (Incoterm 2000) (the “Delivery”).

The Supplier shall not be obliged to fulfil any order from the Distributor while any payment due from the Distributor under this Agreement is more than 30 days in arrears.

5.3	Prices

The prices for the Stocks shall be the prices set forth on the Supplier’s price list. The price list in force at the Effective Date is attached as Schedule 2. The Supplier shall be entitled to modify in writing the price list from time to time according to the following principles:

(i) once in any 12 month period taking into account inflation and cost of dry goods;

(ii) at any time subject to [•]% margin on the Net Sales of the Distributor not being affected and subject the price positioning of each Brand to be consistent with the direct competitive environment and the worldwide positioning of that Brand.

5.4	Invoices and Payments

5.4.1	The Supplier shall invoice the Distributor in respect of all Stocks ordered and delivered pursuant to Clauses 5.1 and 5.2 within 7 days after Delivery thereof.

5.4.2	Unless otherwise agreed in writing, payment by the Distributor in respect of each invoice shall be made unless otherwise specified by the Supplier in writing within 60 days of the invoice date, in Polish Zlotys.

5.4.3	If during the performance of this Agreement the above terms of payment are not respected by the Distributor twice or more in any twelve month period, the Supplier shall have the right both to shorten the above payment terms accordingly and to require additional security for the performance by the Distributor if its obligations under this Agreement such as the supply by the Distributor at its cost of a revolving irrevocable letter of credit, stand-by letter of credit or bank guarantee from an international first rank bank in a form acceptable to the Supplier. The Distributor agrees in such circumstances to provide such additional security and to accept such reduced payment terms.

5.4.4	If any amount payable under this Clause 5 is not received by the Supplier by its due date, then, without prejudice to the provisions of Clause 5.4.3 or any other rights or remedies the Supplier might have and to the extent permitted by law, the Distributor shall be liable to pay interest on such amount at the rate of 2% per calendar month, or part thereof, from the due date until payment in full is received.

6.	LIABILITY

6.1	Subject to Clauses 6.2 to 6.4, the Supplier shall not be responsible for any loss or damage caused by or resulting from any delay in delivery or non-delivery of Stocks or any part thereof for whatever reason and the Distributor shall not be entitled to repudiate the order for any such delay in delivery or non-delivery. However in such circumstances the sales targets set out in the applicable Marketing Plan shall be reduced accordingly.

6.2	The Distributor shall:

6.2.1	examine all Stocks upon delivery for any damage to such Stocks and for any short shipment of such Stocks and indicate such damage or short shipment on the delivery receipt; and

6.2.2	notify the Supplier in writing of any damage or short shipment referred to in Clause 6.2.1 within 3 (three) days of arrival of such shipment at the Distributor’s warehouse in Poland; and

6.2.3	retain the damaged Stocks concerned for inspection by the Supplier,

failing notification by the Distributor pursuant to Clause 6.2.2, the Distributor shall be deemed to have received all the Stocks subject to an order free of any damage.

6.3	Subject to Clause 6.4 and to the Distributor performing its obligations set out in Clause 6.2 above, the Supplier shall:

6.3.1	in the case of damaged Stocks, as soon as reasonably practicable after receipt of a notice pursuant to Clause 6.2.2, collect any damaged Stocks and, in its sole discretion, on the same date or as soon as practical thereafter and in any event within 90 (ninety) days either (i) replace such damaged Stocks or (ii) credit the Distributor with the price of the damaged Stocks together with any associated costs including excise tax (if and to the extent that such excise tax is non-refundable or cannot otherwise be claimed back or set off); and

6.3.2	in the case of short shipment of Stocks, as soon as reasonably practicable and in its sole discretion, after receipt of a notice pursuant to Clause 6.2.2, either (i) deliver such undelivered Stocks or (ii) credit the Distributor with the price of such undelivered Stocks.

6.4	If any Stocks supplied are discovered pursuant to Clause 6.2 to be defective in manufacture or contained in defective containers, the Supplier’s liability to the Distributor in respect of, or consequent upon, any such defects shall be limited to replacement or crediting to the price of such defective Stocks as it may so decide together with any associated costs including excise tax (if and to the extent that such excise tax is non-refundable or cannot otherwise be claimed back or set off).

7.	INSOLVENCY OF DISTRIBUTOR

7.1	If:

7.1.1	a petition is presented for an order to wind up the Distributor or for the appointment of a provisional liquidator to the Distributor or the Distributor is deemed unable to pay its debts as they fall due or an administration order is applied for or a receiver, including an administrative receiver, is appointed over the whole or any part of the Distributor’s property, assets or undertaking; or

7.1.2	the Distributor is unable to pay its debts generally within 30 days after they become due or suspends any payments hereunder or ceases, or threatens to cease business;

then the Supplier shall be entitled to immediately terminate this Agreement on notice in writing or suspend any further deliveries under this Agreement (or both) without any liability to the Distributor and all sums due by the Distributor shall become payable forthwith notwithstanding any previous agreement or arrangement to the contrary.

7.2	The references in Clause 7.1 shall be deemed to include references to analogous circumstances or processes in any relevant jurisdiction.

8.	RESALE BY THE DISTRIBUTOR

8.1	The Stocks are sold by the Supplier to the Distributor subject to the conditions that, and the Distributor undertakes to the Supplier that:

8.1.1	the Distributor will not resell Stocks except in, or from, bottles or containers supplied by the Supplier and exactly as supplied by the Supplier save that the Distributor may include the Stocks in gift boxes or other promotional packaging which has been approved by the Supplier in the Marketing Plan;

8.1.2	the containers of Stocks shall at all times only be used to contain and/or dispense Stocks and no other product or substance shall be placed in the containers by the Distributor;

8.1.3	the Distributor will not resell Stocks to any party it reasonably suspects is likely to sell Stocks otherwise than in accordance with Clause 8.1.1;

8.2	The Distributor shall not actively sell or market Stocks outside the Market and will not hold Stocks outside the Market.

8.3	If the Supplier and/or the Distributor reasonably suspect that any of the conditions referred to under Clauses 8.1 to 8.7 have been or is likely to be breached, the Supplier can require the Distributor to supply, or the Distributor shall voluntarily supply to the Supplier, full details (including name, address, type and quantity of Stocks supplied) of the parties to whom Stocks were resold.

8.4	The Distributor shall be entitled to determine resale prices in its sole discretion.

8.5	The Supplier shall be entitled to recover compensation from the Distributor by way of damages for any loss or damage arising directly or indirectly from any breach of the conditions contained in this Clause 8.1 (including loss or damage arising from any claim against the Supplier by any of the Supplier’s appointed distributors).

8.6	If the Supplier and/or the Distributor reasonably suspect that any of the conditions referred to under Clauses 8.1 to 8.7 have been or is likely to be breached, the Supplier can require the Distributor to supply, or the Distributor shall voluntarily supply to the Supplier, full details (including name, address, type and quantity of Stocks supplied) of the parties to whom Stocks were resold.

8.7	The Distributor shall ensure that any contract for the resale of Stocks by the Distributor shall incorporate Clauses 8.1 to 8.7 similar provisions, other than in relation to a contract for the retail resale to a party whom the Distributor reasonably believes is purchasing the Stocks for his/her own private consumption and not for resale.

9.	ADDITIONAL STOCKS

From time to time the Supplier may notify the Distributor in writing that additional products are to be distributed in the Market and the Distributor shall immediately promote, distribute and sell them as an additional Stock pursuant to pricing terms the parties shall agree on in writing, and otherwise on the terms of this Agreement.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1	The Brands, Intellectual Property Rights and any labels and marketing material supplied by the Supplier in connection therewith, are, shall be and shall remain the property of the Supplier or the person from whom the Supplier has a right of use.

10.2	The Supplier has the exclusive right to conduct litigation regarding its Brands and Intellectual Property Rights and any recoveries in connection with such litigation will be for the Supplier’s benefit. The Distributor shall promptly and fully notify the

Supplier of any actual, threatened or suspected infringement of, or any actions, claims or demands or proceedings in relation to, any of its Brands and Intellectual Property Rights which may come to the Distributor’s attention and shall render to the Supplier, at its expense, all assistance which the Supplier may reasonably require in connection therewith, including taking or resisting any proceedings or joining the action as a party. The Supplier may send infringement notices and/or bring and defend infringement actions as its sees fit. If requested to do so, the Distributor shall, co-operate with and assist the Supplier in any such action or proceedings. Any award, or portion of an award, recovered by the Supplier in any such action or proceeding commenced by the Supplier shall belong to the Supplier. The Supplier shall promptly reimburse the Distributor all reasonable expenses incurred in assisting the Supplier in accordance with this sub-clause.

10.3	The Distributor shall:

10.3.1	not cause or, where preventable, permit anything to be done (or, as the case may be, not done) which may damage or endanger any of the Brands or Intellectual Property Rights relating to the Supplier’s business;

10.3.2	without prejudice to any other rights of the Supplier, indemnify the Supplier for any loss suffered by it by reason of any use by the Distributor of the Brands and Intellectual Property Rights otherwise than in accordance with this Agreement;

10.3.3	subject to Clause 10.4 and save (a) with the written consent of the Supplier (which may not unreasonably be withheld or delayed if the Distributor is requesting that marketing material relating to the relevant Stock is being translated into any language to accompany that Stock) or (b) where necessary for compliance with local laws and/or regulations (subject to the written consent of the Supplier which may not be unreasonably withheld), not in any way alter the packaging or labelling of the Stocks as supplied by the Supplier;

10.3.4	subject to Clause 10.4 and save (a) with the written consent of the Supplier or (b) where necessary for compliance with local laws and/or regulations (subject to the written consent of the Supplier which may not be unreasonably withheld), not alter, remove or in any way tamper with the Supplier’s trade marks or numbers on the Stocks or affix any other trade-mark, logo or other mark on the Stocks or on any labels on, or on the packaging of, any Stocks or knowingly do any act that would invalidate or be likely to invalidate or impair the Brands or Intellectual Property Rights;

10.3.5	not use or assist any third party to use the Brands or Intellectual Property Rights in a manner that would tend to devalue, injure, demean or dilute the goodwill or reputation of the Brands;

10.3.6	not in any way use the Intellectual Property Rights or Brands:

(A)	on or in connection with any product other than Stocks; or

(B)	in any name or logo of the Distributor whether or not such name or logo is used in connection with its obligations under this Agreement;

10.3.7	not use in the Market any trade mark or trade name so resembling any trade mark or trade name of the Supplier as to be likely to cause confusion or deception;

10.3.8	ensure that all references to, and use of, any of the Brands and Intellectual Property Rights are approved by the Supplier, except to the extent already afforded under this Agreement, and contain an acknowledgement, in a form approved in writing by the Supplier, of its ownership of the same;

10.3.9	not use for any purpose any trade mark which is a derivation or variation of a trade mark of the Supplier or a formative or colourable imitation thereof;

10.3.10	not apply for registration of any of the Brands or Intellectual Property Rights or any similar mark or any mark incorporating in any way any of the Intellectual Property Rights in its own name in any jurisdiction in the world; and

10.3.11	not knowingly use the Brands or Intellectual Property Rights in any manner or commit any other act that would be likely to materially jeopardize the Supplier rights in the Brands or Intellectual Property Rights.

10.4	If the Supplier refuses to consent to the Distributor performing any of the actions prohibited under Clause 10.3.3 or 10.3.4 for compliance with any local laws and/or regulations, the Distributor shall not be obliged to perform any obligation under this Agreement that would contravene any such local laws and/or regulations. In these circumstances, the Supplier shall be entitled to instruct any third party to perform such obligations.

10.5	If the Distributor challenges, disputes or contests, directly or indirectly, any of the Supplier’s rights in the Brands or Intellectual Property Rights, the Supplier may immediately terminate this Agreement.

10.6	For the purposes of and to the extent that it is reasonably required for the Distributor to perform its obligations hereunder, but for no other purpose whatsoever and subject to any written guidelines provided by the Supplier relating to the use of the Brands and Intellectual Property Rights, the Supplier hereby grants to the Distributor, subject to the provisions of this Agreement, a non-exclusive royalty free licence in the Market for the duration of the appointment of the Distributor as distributor pursuant to this Agreement:

10.6.1	to use the Brands and Intellectual Property Rights for the distribution and sale of the Stocks;

10.6.2	to adapt any copyright material consisting of marketing material which are subject to the Intellectual Property Rights by making a translation thereof into any language, subject to the Distributor transferring any Intellectual Property Rights in respect thereof to the Supplier and the written guidelines and consent of the Supplier; and

10.6.3	to grant rights on exactly the same terms as set out in this Agreement to any agent or sub-distributor appointed by the Distributor pursuant to Clause 3.1, provided that the Distributor shall be responsible for the use of the Brands and Intellectual Property Rights by any such agent or sub-distributor and shall indemnify the Supplier against any loss suffered as a result of the agent’s or sub-distributor’s use of the Supplier’s Intellectual Property Rights in breach of the terms of such rights.

10.7	Subject to Clause 10.2 and the reasonable co-operation of the Distributor, the Supplier agrees to indemnify the Distributor against any loss that it may suffer arising out of any claim that the Distributor’s use of the Brands or Intellectual Property Rights in accordance with the terms of this Agreement infringes the rights of any third party.

10.8	The Distributor acknowledges that:

10.8.1	any goodwill and any other rights resulting from the use of the Brands and Intellectual Property Rights shall inure to the exclusive benefit of the Supplier;

10.8.2	the Supplier has sole discretion over the decision whether or not to register and maintain the Brands and Intellectual Property Rights in the Market. In the event that the Supplier chooses to register and maintain the any of the Brands or Intellectual Property Rights in any of the Markets, the Distributor shall co-operate with the Supplier in such efforts and shall execute any documents required by the Supplier, supply such with any samples or other materials or take any actions necessary for the Supplier to register and maintain the Brands and Intellectual Property Rights in the Market. The Supplier shall promptly reimburse the Distributor for all reasonable expenses incurred in assisting the Supplier in accordance with this sub-clause.

10.9	The Distributor recognizes, understands and acknowledges the importance of the Supplier’s exercise of control over the quality of the use by the Distributor (or any of its agents or sub-distributors appointed pursuant to Clause 3.1) of the Brands and Intellectual Property Rights so as to preserve their continued validity and to protect the goodwill associated therewith.

11.	EXCLUSION AND LIMITATION OF LIABILITY

11.1	Nothing in this Agreement shall have the effect of excluding or restricting the liability of any party (including the Supplier) or any of its officers, employees or agents for death or personal injury caused by negligence.

11.2	The Distributor acknowledges and agrees that the Supplier holds the benefit of Clauses 11.1 for itself and as trustee and agent for and on behalf of and for the benefit of its officers, employees and agents, provided that in enforcing any of the provisions of Clauses 11.1 as trustee on behalf of any of its officers, employees or agents, the Supplier shall be obliged to take only such steps as it, in its absolute discretion, may think fit.

11.3	If any claim arising from any alleged defect in Stocks or otherwise relating to Stocks is brought by any third party against the Distributor and/or the Supplier:

11.3.1	the Distributor at its own cost shall promptly provide the Supplier with details of such claim;

11.3.2	the Distributor shall render all assistance to the Supplier in connection with the defence of any such claim against the Supplier as the Supplier may from time to time reasonably request and the Supplier shall indemnify the Distributor against all costs thereby incurred by the Distributor which result directly from the Distributor complying with such request;

11.3.3	subject to Clause 11.3.5, the Distributor shall conduct the defence of any such claim against the Distributor in accordance with all reasonable instructions from time to time given by the Supplier and shall not admit any liability in respect of, or take any steps to settle, any such claim without the prior written consent of the Supplier, such consent not to be unreasonably withheld or delayed;

11.3.4	the Supplier shall indemnify the Distributor against any sums paid by the Distributor to a third party as a result of the Stocks that had been supplied to that third party not being at the time of delivery of merchantable quality, not being fit for the purpose for which they were intended, not complying with any description or specification agreed for them or not being in accordance with any sample of them supplied by the Supplier to the Distributor and against all costs incurred by the Distributor as a result of a recall of any Stocks in the Market resulting from the above; and

the Distributor shall indemnify the Supplier against any sums paid by the Supplier to a third party as a result of the Stocks that had been supplied to that third party not being at the time of Delivery of merchantable quality, not being fit for the purpose for which they were intended, not complying with any description or specification agreed for them or not being in accordance with any sample of them supplied by the Supplier to the Distributor because of an act or an omission to act of the Distributor;

11.3.5	the Supplier shall conduct the defence of any claim against the Distributor in those circumstances where the Supplier has indemnified and has agreed in writing to indemnify the Distributor against such claim pursuant to Clause 11.3.4.

12.	TERM

12.1	Subject to Clauses 7 and 13, this Agreement shall come into effect on the Effective Date for an initial term of five years (the “Initial Term”) and shall automatically be renewed for five year periods thereafter unless twelve months prior written notice is given by one party to the other before the expiry of the Initial Term or each fifth anniversary thereafter (the “Term”).

12.2	The expiry or the termination of this Agreement shall not relieve the Parties of any liabilities, obligations, expenses or charges accrued up to the date of such expiry or termination and all rights accrued to either party up to said date of such expiry or termination shall likewise remain in full force and effect.

13.	DEFAULT AND TERMINATION

13.1	In addition to the Supplier’s rights under Clauses 7 and 12, the Supplier may immediately terminate this Agreement or (in the case of termination pursuant to Clause 13.1.3) below the relevant Brand only, without prejudice to any other rights it may have under this Agreement on notice in writing to the Distributor, if the Distributor:

13.1.1	defaults in performing and observing any of its material obligations hereunder and fails to remedy such default within 30 days after receipt of written notice from the Supplier requiring such remedy; or

13.1.2	ceases to carry on its business; or

13.1.3	fails to achieve the Minimum Target in respect of any Brand in two consecutive years; or

13.1.4	undergoes a Change in Control; or

13.1.5	assigns its rights and obligations under this Agreement, except in accordance with Clause 18.2.

Notwithstanding anything contained in this Agreement, the Supplier and the Distributor shall be entitled at any time to terminate this Agreement by mutual agreement in writing on such terms and subject to such conditions as they may determine.

14.	CONSEQUENCES OF TERMINATION

14.1	Following the termination of the Distributor’s appointment as distributor pursuant to this Agreement for any reason whatsoever, the Supplier may at it’s sole discretion within 30 days thereof decide to repurchase all or any part of any unsold Stocks that are of marketable quality and merchantable quality and with current packaging owned by the Distributor at a price equal to the price paid for the same by the Distributor together with any warehousing or handling expenses reasonably incurred by the Distributor in arranging for the transportation and re-delivery of the same to the Supplier (or any third party the Supplier may designate in writing). Such Stocks shall be sold by the Distributor to the Supplier free from all liens, charges and encumbrances and subject to such other terms and conditions as the Supplier may reasonably require. It is agreed upon between the parties that the Supplier will not buy back Stocks for which the FIFO method may not have been used.

14.2	Following the termination of the Distributor’s appointment as distributor pursuant to this Agreement for any reason whatsoever, the Distributor shall:

14.2.1	destroy at its own costs all Stocks which are not of merchantable or marketable quality or which do not have current packaging or which have a lifespan inferior to (18) eighteen months which the Supplier has elected not to repurchase;

14.2.2	immediately cease to act, and to hold itself out, as a distributor of the Brands and, subject to Clause 14.3, to perform its duties and obligations hereunder as distributor and shall also immediately cease to use in any manner whatsoever the Brands and Intellectual Property Rights provided that nothing in this Clause 14.2.2 shall prevent the Distributor from selling during the period of 3 months immediately following such termination such Stocks owned by it which have a lifespan superior to (18) eighteen months and which are not repurchased by the Supplier pursuant to Clause 14.1;

14.2.3	return to the Supplier at the Supplier’s own expense all advertising matter, specifications and other information and documentation (and any copies of any of the above) relating to the Stocks and Brands in its possession other than any such items which the Distributor may reasonably require for the purposes of facilitating future sales of Stocks pursuant to the proviso in Clause 14.2.2. All such items and Stocks remaining in the possession of the Distributor at the end of the period referred to in the proviso to Clause 14.2.2 shall promptly be returned by the Distributor to the Supplier at that time;

14.2.4	on the expiration of the period referred to in Clause 14.2.2, destroy all labels, literature and other documentation (including packaging) in its possession which relate to the Stocks and Brands and were prepared or made by or on behalf of the Distributor save insofar as such items relate to Stocks which the Supplier has elected not to repurchase pursuant to Clause 14.1, in which case all such items remaining in the possession of the Distributor at the end of the period referred to in the proviso to Clause 14.2.2 shall promptly be destroyed by the Distributor at that time; and

14.2.5	furnish to the Supplier within 14 days thereof an up-to-date and accurate stock check and a complete and up-to-date account of all transactions subsequent to those shown in the accounts last submitted to the Supplier pursuant to Clause 3.8.6.

14.2.6	promptly take all reasonable and appropriate steps to remove and cancel its listings in telephone books and other directories, public records and elsewhere, which contain the name or trademark of the Supplier.

14.3	Upon receipt by the Distributor of notice that the Supplier intends to terminate or has terminated this Agreement, the Distributor shall, at the cost and expense of the Supplier, reasonably co-operate and do such other things as the Supplier may reasonably request to ensure the transfer of the Stocks to any new distributor that the Supplier shall have selected and notified the Distributor thereof.

14.4	Clauses 1, 3, (other than sub-clause 3.8.6), 10, 11, 14, 16, 17, 18 and 19 and all accrued rights and liabilities of the parties hereto shall survive the termination, for whatever reason, of the Distributor’s appointment as distributor pursuant to this Agreement.

14.5	Upon termination of this Agreement for any reason whatsoever the Distributor’s authority to use any of the Brands or Intellectual Property Rights in the Market shall automatically terminate.

14.6	The termination of this Agreement shall not of itself give rise to any liability on the part of the Supplier to pay any compensation to the Distributor for loss of profits or goodwill.

15.	FORCE MAJEURE

No party to this Agreement shall have any liability whatsoever or be in default for any delays or failures in performance under this Agreement resulting directly and materially from any occurrence of an event of Force Majeure, provided that this shall not apply to relieve the Distributor of any payment obligation where the occurrence or event consists of non payment or late payment by a customer or otherwise consists of or results in a shortage of funds. The occurrence or existence of any event of Force Majeure shall be immediately notified by the party affected thereby to the other parties. The affected party shall use all reasonable endeavours to remedy as quickly as possible the effect of the said event of Force Majeure. [In the event that the cause continues for more than 6 months either party may terminate this Agreement on 30 days prior written notice.]

16.	CONFIDENTIALITY AND ANNOUNCEMENTS

16.1	General Restrictions

Subject to the exceptions provided in Clause 16.2, neither party shall, at any time, whether before or after the expiry or sooner termination of this Agreement, without the written consent of the other party, divulge or permit its directors, officers, employees, agents, representatives, lenders, advisers or contractors (“Representatives”) to divulge to any person (other than to any respective officers or employees of a party or either person to whom, in each case, disclosure of information is permitted by this Agreement and who require the same to enable them properly to carry out their duties):

16.1.1	any of the contents of this Agreement;

16.1.2	any information which the Disclosing Party or its Representatives may have or acquire (whether before or after the date of this Agreement) relating to the business and/or any customers of or suppliers to the business, or otherwise to the business, assets or affairs of any other party; or

16.1.3	any information which any party may have acquired (whether before or after the date of this Agreement) with respect to the customers, business, assets or affairs of the other party as a consequence of (i) the negotiations relating to this Agreement or (ii) a party being involved in the business of the other party in any manner whatsoever or (iii) performing or exercising its rights and obligations under this Agreement.

16.2	Exceptions

The restrictions imposed by Clause 16.1 shall not apply to the disclosure by either party or their Representatives (the “Disclosing Party”) of any information:

16.2.1	which now or hereafter comes into the public domain otherwise than as a result of a breach of such undertaking of confidentiality;

16.2.2	which is required by law to be disclosed to any person who is authorized by law to receive the same subject to the Disclosing Party having given prior written notice of the factual nature of such disclosure, so far as is reasonably practicable, to the other party;

16.2.3	which is required to be disclosed by the regulations of any recognized exchange upon which the share capital of the Disclosing Party is or is proposed to be from time to time listed or dealt in;

16.2.4	to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the Disclosing Party is a party in a case where such disclosure is required by such proceedings;

16.2.5	to any professional advisers to the Disclosing Party who are bound to the Disclosing Party by a duty of confidence which applies to any information disclosed;

16.2.6	which relates to, or derives from, the Brands of such Disclosing Party;

16.2.7	to the other party to this Agreement;

16.2.8	pursuant to the terms of this Agreement;

16.2.9	pursuant to any regulatory filings, which the parties may make in connection with this Agreement;

16.2.10	which is reasonably required for transfer of the Brands to a new distributor in connection with the termination of this Agreement;

16.2.11	which is available to the Disclosing Party or its Representatives on a non-confidential basis prior to its disclosure; or

16.2.12	which the Disclosing Party or its Representatives received from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation to a party hereto.

17.	CEDC GUARANTEE

17.1	CEDC unconditionally and irrevocably guarantees to the Supplier the due and punctual performance and observance by the Distributor of all its obligations, in this Agreement (the “ Guaranteed Obligations “).

17.2	If and whenever the Distributor defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, CEDC shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement, so that the same benefits shall be conferred on the Supplier as it would have received if the Guaranteed Obligations had been duly performed and satisfied by the Distributor.

17.3	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to any rights or security which the Supplier may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

17.4	As a separate and independent obligation CEDC agrees that any of the Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from the Distributor by reason of any legal limitation, disability or incapacity on or of (other than any limitation imposed by this Agreement), shall nevertheless be enforceable against and recoverable from CEDC as though the same had been incurred by CEDC and CEDC were the sole or principal obligor in respect thereof and shall be performed or paid by CEDC on demand.

17.5	The liability of CEDC under this Clause 17 shall not be released or diminished by any variation of the Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance.

18.	MISCELLANEOUS PROVISIONS

18.1	No Partnership

Nothing in this Agreement or in any document referred to in it shall constitute either party a partner of the other party, nor shall the execution, completion and implementation of this Agreement confer on either party any power to bind or impose any obligations to any third parties on either party or to pledge the credit of the other party.

18.2	Assignment

Either party may assign any of their respective rights or obligations under this Agreement to any member of its Shareholder Group of companies provided that (i) any proposed assignment of this Agreement by any party to any member of its Shareholder Group shall be subject to the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) (ii) notwithstanding such assignment such party shall remain jointly and severally liable for the obligations of the transferee member of its group of companies and (iii) the transferee shall at all times remain a member of its Shareholder Group. Other than as provided in the immediately preceding sentence, this Agreement may not be assigned by either party without the prior written consent of the other party hereto.

18.3	Waiver

No delay by or omission of either party in exercising any right, power, privilege or remedy under this Agreement shall operate to impair such right, power, privilege or remedy or be construed as a waiver thereof. Any single or partial exercise of any such right, power, privilege or remedy shall not preclude any other or future exercise thereof or the exercise of any other right, power, privilege or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

18.4	Entire Agreement

18.4.1	This Agreement represents the entire understanding, and constitutes the whole Agreement, in relation to its subject matter and supersedes any previous Agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

18.4.2	Both parties confirms that, except as provided in this Agreement, neither of them has relied on any representation or warranty or undertaking which is not contained in this Agreement and, without prejudice to any liability for fraudulent misrepresentation, neither party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

18.5	Notices

18.5.1	Any notice or other communication to be given by one party to another under, or in connection with the matters contemplated by this Agreement shall be addressed to the recipient and sent to the address or facsimile number of such other parties given in this Agreement for the purpose and marked for the attention of the person so given or such other address or facsimile number and/or marked for such other attention as such other parties may from time to time specify by notice given in accordance with this Clause to the party giving the relevant notice or communication to it. The relevant details as at the date of this Agreement are:

Distributor Address:

Facsimile Number:
For the attention of:

Supplier Address:

Facsimile Number:
For the attention of:

18.5.2	Any notice or other communication to be given by either party to the other party under, or in connection with the matters contemplated by this Agreement shall be in writing and shall be given by letter delivered by hand or sent by airmail or facsimile, and shall be deemed to have been received:

(A)	in the case of delivery by hand, when delivered; or

(B)	in the case of airmail (which shall be sent by United Kingdom recorded post or the nearest equivalent thereof) on the seventh day following the day of posting; or

(C)	in the case of delivery by courier service (which shall be sent by an internationally registered courier service), when delivered according to the courier’s record; or

(D)	in the case of facsimile, on acknowledgement of the addressee’s facsimile receiving equipment (where such acknowledgement occurs before 17:00 hours local time on the day of acknowledgement) and in any other case on the day following the day of acknowledgement.

18.5.3	Any notice or other communication not received on a Business Day or received after 17:00 hours local time on any Business Day in the place of receipt shall be deemed to be received on the next following Business Day.

18.6	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, either of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

18.7	Variations

No variation to this Agreement shall be effective unless made in writing and signed by or on behalf of the parties.

18.8	Severability

Each Clause of this Agreement is and shall be construed as separate and severable and in the event of any such Clause being determined as being unenforceable in whole or in part for any reason, such enforceability shall not affect or impair the enforceability of the other Clauses or, in the case of Clauses unenforceable only in part shall not affect or impair the remainder of the Clause and such other Clauses or parts thereof, as appropriate, shall continue to bind the parties.

18.9	Contracts (Rights of Third Parties) Act 1999

Save as provided in Clause 11.2, this Agreement does not create any right under the Contracts (Rights of Third Parties) Act 1999 which is enforceable by any person who is not a party to it.

19.	GOVERNING LAW AND JURISDICTION.

19.1	This Agreement shall be governed by, and construed in accordance with English law.

19.2	Any claim, dispute or difference of whatsoever nature arising out of or in connection with this Agreement (“Dispute”) shall be referred to and finally determined by arbitration before an arbitral tribunal. The arbitral tribunal for any Dispute (i) relating to a claim for less than US$1,000,000 or (ii) which the parties agree is a minor Dispute (“Minor Disputes”) shall be composed of one Arbitrator and for any other Disputes (“Major Disputes”) shall be composed of three Arbitrators (the “Arbitral Tribunal”). Any such determination before the Arbitral Tribunal shall be final and binding on the parties and the parties shall have no further right of appeal to the courts in respect of such Dispute.

19.3	In the case of a Minor Dispute, the Supplier and the Distributor shall jointly nominate one Arbitrator and in the case of a Major Dispute, the Supplier on the one part and the Distributor on the other part shall nominate one Arbitrator, in each case within 14 days of receipt of any notice referring a Dispute to arbitration. In the latter case, the two Arbitrators so appointed shall within 14 days of their appointment agree upon the nomination of a third Arbitrator to act as Chairman of the Arbitral Tribunal.

19.4	If the Distributor and/or the Supplier fail(s) to, jointly, in the case of a Minor Dispute, and severally, as the case of a Major Dispute, nominate an Arbitrator within the period of 14 days, or if the Arbitrators so appointed fail to nominate an Arbitrator and Chairman within the period of 14 days or if any Arbitrator so nominated is unable or unwilling to act as Arbitrator, either party shall be entitled to request the President of the International Chamber of Commerce of London from time to time to appoint such Arbitrator or Chairman, and the parties shall accept the person(s) so appointed.

19.5	The Arbitrators appointed pursuant to Clauses 19.3 and 19.4 shall have experience in the drinks industry and agreements of this nature in general.

19.6	If any Arbitrator becomes unwilling or unable to act, the procedure for the appointment of a replacement Arbitrator(s) shall be in accordance with the provisions of Clauses 19.3 and 19.4.

19.7	Any reference of a Dispute to arbitration shall be determined in accordance with the rules of Arbitration of the International Chamber of Commerce of London which shall apply to any arbitration under this Agreement wherever such arbitration shall be conducted.

19.8	London shall be the seat of the arbitration but hearings may be held at such other place as the parties and the Arbitrators may agree or as the Arbitrators shall deem appropriate after consultation with the parties.

19.9	The language of the arbitration shall be English and all documents submitted to the arbitration shall be submitted to the arbitration in their original form together with an English translation.

19.10	Each party agrees that without preventing any other mode of service, any document in any Dispute referred to arbitration may be served on any party by being delivered to or left for that party at its address for service of notices under Clause 18.5 and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under Clause 18.5.

IN WITNESS whereof the parties hereto have hereunder set their hands the day and year first above written

SIGNED by	)
for and on behalf of	)
CLS REMY COINTREAU	)

SIGNED by	)
for and on behalf of	)
CENTRAL EUROPEAN DISTRIBUTION CORPORATION	)